EXHIBIT 99.1

Contact:	Charles Atwood – Investors	Gary Thompson – Media
	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
	(702) 407-6406	(702) 407-6529

Brad Belhouse – Investors
Harrah’s Entertainment, Inc.
(702) 407-6367

Release #HET 10-0396

Harrah’s Entertainment Reports Third-Quarter, Nine-Month Results;

Record Revenues, Adjusted Earnings Per Share Achieved

LAS VEGAS, October 22, 2003 – Harrah’s Entertainment, Inc. (NYSE:HET) today reported record third-quarter revenues of $1.14 billion, up 2.2 percent from revenues of $1.11 billion in the 2002 third quarter.

Property Earnings Before Interest, Taxes, Depreciation and Amortization (Property EBITDA) declined 3.4 percent to $316.5 million from Property EBITDA of  $327.7 million in the year-earlier quarter. Third-quarter Adjusted Earnings Per Share was a record 93 cents, up 2.2 percent from 2002’s third-quarter Adjusted EPS of 91 cents.

Property EBITDA and Adjusted EPS are not Generally Accepted Accounting Principles (GAAP) measurements but are commonly used in the gaming industry as measures of performance and as a basis for valuation of gaming companies. In addition, analysts’ per-share earnings estimates are comparable to Adjusted EPS. Reconciliations of Adjusted EPS to GAAP EPS and Property EBITDA to income from operations are attached to this release.

Third-quarter income from operations declined 4.3 percent to $217.8 million from $227.7 million in the 2002 third quarter. Third-quarter net income was $99.5 million, down 1.5 percent from $101.0 million in the year-ago period.

Third-quarter 2003 diluted earnings per share was 90 cents, up 1.1 percent from diluted earnings per share of 89 cents in the year-earlier quarter.

Cross-market play – gaming by customers at Harrah’s properties other than their “home” casinos – rose 15.0 percent in the 2003 third quarter from the year-earlier period. Tracked play – gaming by customers using the company’s Total Rewards player cards – increased 5.6 percent from the 2002 third quarter.

For the first nine months of 2003, revenues rose 6.1 percent to $3.28 billion from $3.09 billion in the year-ago period. Property EBITDA was $883.7 million, 1.7 percent below the $899.3 million recorded in the first nine months of 2002. Nine-month Adjusted EPS was $2.42, compared with Adjusted EPS of $2.43 in the first nine months of 2002.

Income from operations for the first nine months of 2003 was $591.6 million, down 5.6 percent from $626.4 million in the year-earlier period. Nine-month net income was $257.2 million, up 41.9 percent from $181.2 million in the first nine months of 2002. In the 2002 first quarter, the company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and recorded a $91.2 million impairment charge. Nine-month diluted earnings per share was $2.33, up 46.5 percent from $1.59 in the first nine months of 2002.

Southern Nevada, South Central Region Show Value Of Diversification

“We achieved strong operating results thanks to our geographic diversification, vibrant cross-market play, targeted capital investments and effective cost management,” said Gary Loveman, Harrah’s Entertainment’s President and Chief Executive Officer. “Excellent performances at Harrah’s Las Vegas, the Rio, Harrah’s Laughlin and Harrah’s New Orleans, as well as contributions from our Louisiana Downs thoroughbred race track and casino, offset weaknesses in traditionally strong areas such as Atlantic City, where market growth rates lagged capacity additions.

“We continued to face competitive challenges and the impact of higher tax rates in the North Central Region, but did see encouraging revenue and market-share gains in Missouri, Indiana and Iowa,” Loveman said. “In addition, operational changes implemented to preserve profitability at Harrah’s Joliet resulted in a 0.5 percent decline in system-wide same-store revenues, the first decline in 19 quarters.

“But our enhanced Total Rewards program continued to produce increased play from higher-budget customers and we began to see stronger business from retail customers – Total Rewards cardholders who typically spend up to $50 per visit,” Loveman said. “Our recent agreement to buy 11,000 new coinless-capable slot machines from International Game Technology should accelerate the rollout of our Fast Cash coinless system. By the end of the quarter, we had installed our Bally-based Fast Cash technology, which is compatible with games from any manufacturer, on 3,700 slots.”

Among the third-quarter highlights:

•                                          Harrah’s board of directors declared a quarterly cash dividend of 30 cents per share, which represents – on an annualized basis – more than 40 percent of analysts’ consensus estimate of Harrah’s 2003 net income.

•                                          Harrah’s signed a definitive agreement to acquire Horseshoe Gaming Holding Corp. for $1.45 billion, including assumption of debt. The acquisition of Horseshoe’s three casinos in Indiana,

Mississippi and Louisiana is expected to close in the first quarter of 2004.

•                                          Moody’s Investors Service, Standard & Poor’s and Fitch Ratings confirmed the company’s investment-grade credit ratings and stable outlook following announcement of the Horseshoe acquisition agreement.

•                                          Harrah’s board was named the Top Performing Board of Directors in Gaming by HVS Executive Search, an international executive recruiting and compensation consulting firm.

•                                          For the third consecutive year, Harrah’s was named to the Dow Jones Sustainability World Index, a compilation of more than 300 companies worldwide selected for their responsible approaches in creating sustainable long-term shareholder value.

•                                          Harrah’s was named one of three finalists for the Partners in Alignment Award, which recognizes companies that meld technology and business strategy to benefit shareholders. Judges for the award, presented annually by Ziff-Davis CIO Insight magazine, called Harrah’s customer relationship management program “the most comprehensive, integrated IT-enabled business strategy in business today.”

•                                          The company’s Web site, www.harrahs.com, was honored by The Customer Respect Group as one of two that provide the best customer service in the casino industry.

“During the third quarter, we declared the gaming industry’s highest dividend and entered into agreements for both the largest slot-machine purchase and biggest acquisition in Harrah’s history, all while remaining the only casino operator with an investment-grade credit rating,” Loveman said. “These accomplishments were made possible by a strategy that has enabled us to build the casino industry’s strongest balance sheet, which affords us the flexibility to pursue growth opportunities and simultaneously deliver high returns to shareholders.

“Starting with the first of two major gaming-tax increases in Illinois, the past five quarters have included a variety of challenges to earnings growth in the casino industry,” Loveman said. “Yet we have delivered modest revenue growth and stable earnings despite higher gaming taxes, the introduction of new competitor facilities in certain markets, a weak national economy and a war.

 “With the economy now showing encouraging signs of recovery, the execution of our Total Rewards strategy and initiatives such as Fast Cash should invigorate both the customer experience and our organic growth as 2004 progresses,” he said.

“We are especially pleased with the proposed Horseshoe acquisition, which is expected to close in next year’s first quarter and should be immediately accretive to earnings,” Loveman said. “The possibility of introducing the Horseshoe brand – one of gaming’s strongest – into new markets is also particularly exciting to us. For the longer term, significant growth opportunities in the United Kingdom and in existing and new jurisdictions in the United States hold great promise.

“Finally, the recognition we received for our board of directors, our approach to building sustainable shareholder value and our technology-based business strategy are indicative of our leadership position in the gaming industry,” Loveman said. “For the past five years, we have focused on developing the geographic breadth, human capital, technological capabilities and marketing expertise that allow us to provide players with the individualized service and benefits they desire, when and where they want them. That strategy, coupled with our industry-leading financial strength, positions us well for superior performance as the industry enters a new growth phase.”

Western Region Posts Record Results

Western Region
Results

(in millions)

	2003 Third Quarter	2002 Third Quarter	Percent Increase (Decrease)	2003 First Nine Months	2002 First Nine Months	Percent Increase (Decrease)
Northern Nevada
Total revenues	137.6	138.5	-0.6%	348.2	342.2	1.8%
Income from operations	33.1	34.6	-4.3%	57.6	59.2	-2.7%
Property EBITDA	43.0	44.8	-4.0%	86.8	87.7	-1.0%
Southern Nevada
Total revenues	224.0	203.5	10.1%	673.5	619.0	8.8%
Income from operations	38.6	29.1	32.6%	126.2	101.0	25.0%
Property EBITDA	57.2	48.3	18.4%	181.9	159.6	14.0%
Total Western Region
Total revenues	361.6	342.0	5.7%	1,021.7	961.2	6.3%
Income from operations	71.7	63.7	12.6%	183.8	160.2	14.7%
Property EBITDA	100.2	93.1	7.6%	268.7	247.3	8.7%

Strong performances at Harrah’s Southern Nevada casinos helped the company’s Western Region post record third-quarter results, with revenues up 5.7 percent, income from operations 12.6 percent higher and Property EBITDA 7.6 percent above the 2002 third quarter.

Weak unrated play and competition from tribal casinos in Northern California contributed to slightly lower results in Northern Nevada. Revenues at the company’s Lake Tahoe properties were even with last year; however, income from operations fell 2.7 percent and Property EBITDA was off 0.2 percent. At

Harrah’s Reno, revenues were 2.5 percent lower, income from operations dropped 15.5 percent and Property EBITDA fell 20.1 percent.

Continued strength in cross-market play benefited Harrah’s Southern Nevada properties, with Harrah’s Las Vegas posting record results. Revenues at Harrah’s Las Vegas rose 7.2 percent, income from operations increased 17.7 percent and Property EBITDA was up 10.3 percent. The Rio’s revenues rose 13.5 percent, income from operations gained 51.9 percent and Property EBITDA climbed 21.2 percent.

At Harrah’s Laughlin, third-quarter revenues rose 7.6 percent to a record level, while income from operations was up 52.5 percent and Property EBITDA gained 40.7 percent, also to third-quarter records.

“Effective marketing and air-charter programs helped improve our Nevada results,” said Tim Wilmott, Harrah’s Chief Operating Officer. “The Rio in Las Vegas had an especially strong quarter thanks to strong cross-market and robust retail play.”

For the first nine months of 2003, Western Region revenues were up 6.3 percent, income from operations gained 14.7 percent and Property EBITDA rose 8.7 percent, due primarily to the strong performances of the company’s Southern Nevada properties.

Eastern Region Results Decline

Eastern Region
Results

(in millions)

	2003 Third Quarter	2002 Third Quarter	Percent Increase (Decrease)	2003 First Nine Months	2002 First Nine Months	Percent Increase (Decrease)
Harrah’s Atlantic City
Total revenues	118.5	130.1	-8.9%	333.6	331.3	0.7%
Income from operations	39.9	47.8	-16.5%	107.5	110.8	-3.0%
Property EBITDA	48.4	56.3	-14.0%	133.1	133.9	-0.6%
Showboat Atlantic City
Total revenues	96.0	95.5	0.5%	265.3	260.2	2.0%
Income from operations	27.9	26.3	6.1%	66.9	60.4	10.8%
Property EBITDA	34.5	33.8	2.1%	86.9	85.0	2.2%
Total Eastern Region
Total revenues	214.5	225.6	-4.9%	598.9	591.5	1.3%
Income from operations	67.8	74.1	-8.5%	174.4	171.2	1.9%
Property EBITDA	82.9	90.1	-8.0%	220.0	218.9	0.5%

Harrah’s Atlantic City posted lower results due to aggressive competition from a new casino that opened nearby and disruptions from Hurricane Isabel. Third-quarter revenues fell 8.9 percent, income from operations was down 16.5 percent and Property EBITDA was off 14.0 percent.

The addition of 544 hotel rooms in the second quarter and 450 slots in July 2003 helped the Showboat post record third-quarter results. Revenues rose 0.5 percent, income from operations gained 6.1 percent and Property EBITDA increased 2.1 percent.

“Despite the opening of Atlantic City’s first new property in more than a decade, market growth was lower than expected,” Wilmott said. “We expect market growth to pick up as the economy improves, and that our expanded Atlantic City properties will benefit.”

For the first nine months of 2003, Eastern Region revenues were up 1.3 percent, income from operations rose 1.9 percent and Property EBITDA gained 0.5 percent.

North Central Region Posts Lower Results

North Central Region
Results

(in millions)

	2003 Third Quarter	2002 Third Quarter	Percent Increase (Decrease)	2003 First Nine Months	2002 First Nine Months	Percent Increase (Decrease)
Illinois/Indiana
Total revenues	167.8	181.0	-7.3%	521.1	546.4	-4.6%
Income from operations	29.6	40.4	-26.7%	85.2	130.9	-34.9%
Property EBITDA	37.6	49.0	-23.3%	110.9	156.7	-29.2%
Iowa
Total revenues	61.1	60.3	1.3%	179.6	179.9	-0.2%
Income from operations	7.5	9.0	-16.7%	25.0	28.4	-12.0%
Property EBITDA	13.2	13.4	-1.5%	39.8	41.6	-4.3%
Missouri
Total revenues	113.2	115.6	-2.1%	331.5	353.3	-6.2%
Income from operations	21.9	25.3	-13.4%	66.4	86.8	-23.5%
Property EBITDA	31.9	32.3	-1.2%	93.9	108.3	-13.3%
Total North Central
Total revenues	342.1	356.9	-4.1%	1,032.2	1,079.6	-4.4%
Income from operations	59.0	74.7	-21.0%	176.6	246.1	-28.2%
Property EBITDA	82.7	94.7	-12.7%	244.6	306.6	-20.2%

Third-quarter results at the company’s North Central Region continued to be impacted by higher gaming-tax rates and competitive activity. The region’s revenues fell 4.1 percent from the 2002 third quarter, while income from operations declined 21.0 percent and Property EBITDA was off 12.7 percent.

Combined third-quarter revenues at Harrah’s East Chicago, Joliet and Metropolis were down 7.3 percent from the 2002 third quarter, income from operations fell 26.7 percent and Property EBITDA was 23.3 percent lower.

The company’s two Iowa properties posted a 1.3 percent gain in revenues, but income from operations fell 16.7 percent and Property EBITDA declined 1.5 percent.

Combined third-quarter revenues at Harrah’s St. Louis and North Kansas City properties fell 2.1 percent from the year-ago quarter, while income from operations was down 13.4 percent and Property EBITDA was 1.2 percent lower.

“We are encouraged by market-share and margin improvements – before gaming tax-rate increases – at our East Chicago and St. Louis properties, which showed significant gains from the 2003 second quarter,” Wilmott said.

The North Central Region’s nine-month revenues fell 4.4 percent, income from operations was down 28.2 percent and Property EBITDA was off 20.2 percent, due primarily to increased competition and higher gaming taxes.

South Central Region Achieves Record Results

South Central Region
Results

(in millions)

	2003 Third Quarter	2002 Third Quarter	Percent Increase (Decrease)	2003 First Nine Months	2002 First Nine Months	Percent Increase (Decrease)
Louisiana
Total revenues	175.1	149.6	17.0%	494.3	342.4	44.4%
Income from operations	23.5	19.1	23.0%	70.1	56.5	24.1%
Property EBITDA	34.9	29.1	19.9%	105.6	81.3	29.9%
Mississippi
Total revenues	21.0	22.2	-5.4%	62.1	62.5	-0.6%
Income from operations	3.5	4.2	-16.7%	9.7	9.2	5.4%
Property EBITDA	5.0	5.9	-15.3%	14.4	14.3	0.7%
Total South Central
Total revenues	196.1	171.8	14.1%	556.4	404.9	37.4%
Income from operations	27.0	23.3	15.9%	79.8	65.7	21.5%
Property EBITDA	39.9	35.0	14.0%	120.0	95.6	25.5%

Improved performance at Harrah’s New Orleans and the addition of the Louisiana Downs thoroughbred racetrack and casino helped the company’s South Central Region properties post record revenues, income from operations and Property EBITDA. As a result of the agreement to sell Harrah’s Vicksburg, that property’s operating results have been reclassified to discontinued operations and are not included in this region.

Database marketing helped Harrah’s New Orleans achieve a 9.3 percent gain in third-quarter revenues, while income from operations was 69.7 percent higher and Property EBITDA was up 52.6 percent from the year-ago quarter.

“We are seeking approval from the city for construction of a hotel adjacent to Harrah’s New Orleans that should help that property continue to grow,” Wilmott said.

For the first nine months of 2003, the South Central Region’s revenues were up 37.4 percent, income from operations was 21.5 percent higher and Property EBITDA gained 25.5 percent.  These increases were driven primarily by consolidation of the financial results of Harrah’s New Orleans subsequent to our acquisition of a controlling interest in that property in June 2002 and the addition of Louisiana Downs.

Managed Properties

Third-quarter management-fee revenues were up 20.6 percent from the year-ago period due primarily to the addition of management fees from Harrah’s Rincon, which opened in August 2002. For the first nine months of 2003, management-fee revenues were up 9.2 percent from the year-ago period.

OTHER ITEMS:

Corporate expense declined 30.0 percent in the 2003 third quarter from the year-earlier period due to lower incentive-compensation. Interest expense decreased 3.6 percent during the third quarter compared with the prior year. The $1 million loss on early extinguishment of debt reflects the premiums paid and the write-off of unamortized deferred finance charges associated with debt retired before maturity. Other income of $1.7 million was comprised primarily of income on company-owned life insurance policies, compared with a $1.9 million loss in the year-ago quarter.

Operating results for Harrah’s Vicksburg and the company’s Central City, Colorado, casino through the date of its sale, and the loss realized upon its sale, are included in discontinued operations.

Harrah’s Entertainment will host a conference call Wednesday, October 22, 2003, at 9:00 a.m. Eastern Daylight Time to review its 2003 third-quarter results. Those interested in participating in the call should dial 1-888-399-2695, or 1-706-679-7646 for international callers, approximately 10 minutes before the call start time. A taped replay of the conference call can be accessed at 1-800-642-1687, or 1-706-645-9291 for international callers, beginning at 10 a.m. EDT Wednesday, October 22. The replay will be available through 11:59 p.m. EST on Wednesday, October 29. The passcode number for the replay is 3018052.

Interested parties wanting to listen to the live conference call on the Internet may do so on the company’s web site – www.harrahs.com – in the Investor Relations section behind the “About Us” tab.

Founded 65 years ago, Harrah’s Entertainment, Inc. operates 26 casinos in the United States, primarily under the Harrah’s brand name. Harrah’s Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contains words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results. We have based these forward-looking statements on our current expectations and projections about future events.

We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission:

•                  the effect of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular;

•                  construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•                  the effects of environmental and structural building conditions relating to the company’s properties;

•                  our ability to timely and cost effectively integrate into our operations the companies that we acquire, including with respect to our previously announced acquisition of Horseshoe Gaming Holding Corp;

•                  access to available and feasible financing;

•                  changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

•                  litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

•                  ability of our customer-tracking, customer-loyalty and yield-management programs to continue to increase customer loyalty and same-store sales;

•                  our ability to recoup costs of capital investments through higher revenues;

•                  acts of war or terrorist incidents;

•                  abnormal gaming holds; and

•                  the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

-MORE-

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED SUMMARY OF OPERATIONS

(UNAUDITED)

	Third Quarter Ended		Nine Months Ended
(In thousands, except per share amounts)	Sept. 30, 2003	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2002
Revenues*	$1,139,280	$1,114,629	$3,278,429	$3,090,833
Property operating expenses	(822,816)	(786,962)	(2,394,713)	(2,191,484)
Depreciation and amortization	(80,128)	(78,226)	(237,666)	(227,927)
Operating profit	236,336	249,441	646,050	671,422

Corporate expense	(11,496)	(16,434)	(39,342)	(39,115)
Equity in nonconsolidated affiliates	(558)	(519)	(644)	4,289
Amortization of intangible assets	(1,199)	(1,200)	(3,598)	(3,294)
Project opening costs and other items	(5,238)	(3,622)	(10,883)	(6,853)

Income from operations	217,845	227,666	591,583	626,449
Interest expense, net of interest capitalized	(58,556)	(60,744)	(175,638)	(180,596)
Loss on ownership interests in subsidiaries	(128)	—	(128)	—
Loss on early extinguishment of debt	(995)	—	(3,136)	—
Other income (expense) including interest income	1,682	(1,915)	7,177	(880)

Income before income taxes and minority interests	159,848	165,007	419,858	444,973
Provision for income taxes	(59,068)	(61,007)	(153,986)	(163,993)
Minority interests	(2,334)	(3,697)	(9,229)	(11,447)
Income from continuing operations	98,446	100,303	256,643	269,533
Discontinued operations, net of tax expense	1,037	739	604	2,786
Income before cumulative effect of change in accounting principle	99,483	101,042	257,247	272,319
Cumulative effect of change in accounting principle, net of tax benefit of $2,831	—	—	—	(91,169)
Net income	$99,483	$101,042	$257,247	$181,150

Earnings per share - basic
Income from continuing operations	$0.90	$0.91	$2.36	$2.41
Discontinued operations, net of tax	0.01	—	0.01	0.03
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.82)
Net income	$0.91	$0.91	$2.37	$1.62

Earnings per share - diluted
Income from continuing operations	$0.89	$0.89	$2.32	$2.36
Discontinued operations, net of tax	0.01	—	0.01	0.03
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.80)
Net income	$0.90	$0.89	$2.33	$1.59

Weighted average common shares outstanding	109,064	110,594	108,761	111,682
Weighted average common and common equivalent shares outstanding	110,749	113,012	110,326	114,039

*See note (a) on Supplemental Operating Information.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL OPERATING INFORMATION

(UNAUDITED)

	Third Quarter Ended		Nine Months Ended

(In thousands)	Sept. 30, 2003	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2002

Revenues (a)
Western Region	$361,640	$341,965	$1,021,722	$961,193
Eastern Region	214,527	225,599	598,949	591,549
North Central Region	342,117	356,898	1,032,209	1,079,597
South Central Region	196,129	171,827	556,446	404,900
Managed	20,018	16,592	56,026	51,326
Other	4,849	1,748	13,077	2,268
Total Revenues	$1,139,280	$1,114,629	$3,278,429	$3,090,833

Income from Operations (a)
Western Region	$71,682	$63,674	$183,813	$160,207
Eastern Region	67,760	74,133	174,382	171,189
North Central Region	59,039	74,684	176,635	246,126
South Central Region	26,968	23,343	79,835	65,692
Managed	18,146	14,770	49,790	44,584
Other	(14,254)	(6,504)	(33,530)	(22,234)
Corporate Expense	(11,496)	(16,434)	(39,342)	(39,115)
Total Income from Operations	$217,845	$227,666	$591,583	$626,449

Property EBITDA (a) (b)
Western Region	$100,248	$93,072	$268,653	$247,343
Eastern Region	82,895	90,088	220,025	218,899
North Central Region	82,722	94,740	244,573	306,565
South Central Region	39,938	35,007	119,965	95,648
Managed	18,166	15,117	49,849	45,010
Other	(7,505)	(357)	(19,349)	(14,116)
Total Property EBITDA	$316,464	$327,667	$883,716	$899,349

Project opening costs and other items
Project opening costs	$2,075	$69	$6,664	$1,665
Writedowns, reserves and recoveries	3,163	3,553	4,219	5,188
Total	$5,238	$3,622	$10,883	$6,853

(a)                                  In second quarter 2003 and fourth quarter 2002, Harrah’s Vicksburg and Harveys Colorado, respectively, were classified as assets held-for-sale and their prior year’s results have been reclassed from Income from Continuing Operations to Discontinued Operations.

(b)                                  Property EBITDA (earnings before interest, taxes, depreciation and amortization) consists of Income from operations before depreciation and amortization, write-downs, reserves and recoveries, project opening costs, corporate expense, equity in (income)/losses of nonconsolidated affiliates, venture restructuring costs and amortization of intangible assets.  Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations.  However, Property EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to Cash flows from operating activities (as a measure of liquidity) as determined in accordance with generally accepted accounting principles.  All companies do not calculate EBITDA in the same manner.  As a result, Property EBITDA as presented by our Company may not be comparable to similarly titled measures presented by other companies.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

(UNAUDITED)

Calculation of Adjusted earnings per share

	Third Quarter Ended		Nine Months Ended
(In thousands, except per share amounts)	Sept. 30, 2003	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2002

Income before taxes and minority interests	$159,848	$165,007	$419,858	$444,973
Add/(deduct):
Project opening costs and other items	5,238	3,622	10,883	6,853
Loss on ownership interests	128	—	128	—
Loss on early extinguishment of debt	995	—	3,136	—
Settlement of litigation	—	—	—	(931)
Loss on equity interests	—	—	—	2,077

Adjusted income before taxes and minority interests	166,209	168,629	434,005	452,972
Provision for income taxes	(61,453)	(62,373)	(159,291)	(166,957)
Minority interests	(2,334)	(3,697)	(9,229)	(11,447)

Adjusted income before discontinued operations and cumulative effect of change in accounting principle	102,422	102,559	265,485	274,568
Discontinued operations, net of tax	1,037	739	604	2,786
Add/(deduct):
Write-down of assets at Vicksburg, net of tax	—	—	460	—
Loss on sale of Harveys Colorado assets, net of tax	—	—	674	—

Adjusted income before cumulative effect of change inaccounting principle	$103,459	$103,298	$267,223	$277,354

Diluted earnings per share before cumulative effect of change in accounting principle as adjusted	$0.93	$0.91	$2.42	$2.43

Weighted average common and common equivalent shares outstanding	110,749	113,012	110,326	114,039

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED SUMMARY OF OPERATIONS

(UNAUDITED)

Reconciliation of Property EBITDA to Income from operations

(In thousands)

Nine Months Ended September 30, 2003

	Western Region	Eastern Region	North Central Region	South Central Region	Managed and Other	Total

Revenues	$1,021,722	$598,949	$1,032,209	$556,446	$69,103	$3,278,429
Operating expenses	(753,069)	(378,924)	(787,636)	(436,481)	(38,603)	(2,394,713)
Property EBITDA	268,653	220,025	244,573	119,965	30,500	883,716
Depreciation and amortization	(83,894)	(44,340)	(62,586)	(35,584)	(11,262)	(237,666)
Operating profit	184,759	175,685	181,987	84,381	19,238	646,050
Amortization of intangible assets	(544)	—	(3,054)	—	—	(3,598)
Equity in losses of nonconsolidated affiliates	—	—	—	(162)	(482)	(644)
Project opening costs and other items	(402)	(1,303)	(2,298)	(4,384)	(2,496)	(10,883)
Corporate expense	—	—	—	—	(39,342)	(39,342)
Income from operations	$183,813	$174,382	$176,635	$79,835	$(23,082)	$591,583 *

Nine Months Ended September 30, 2002

Revenues	$961,193	$591,549	$1,079,597	$404,900	$53,594	$3,090,833
Operating expenses	(713,850)	(372,650)	(773,032)	(309,252)	(22,700)	(2,191,484)
Property EBITDA	247,343	218,899	306,565	95,648	30,894	899,349
Depreciation and amortization	(85,198)	(47,250)	(56,080)	(29,230)	(10,169)	(227,927)
Operating profit	162,145	171,649	250,485	66,418	20,725	671,422
Amortization of intangible assets	(544)	—	(2,750)	—	—	(3,294)
Equity in losses of nonconsolidated affiliates	—	—	—	(241)	4,530	4,289
Project opening costs and other items	(1,394)	(460)	(1,609)	(485)	(2,905)	(6,853)
Corporate expense	—	—	—	—	(39,115)	(39,115)
Income from operations	$160,207	$171,189	$246,126	$65,692	$(16,765)	$626,449 *

*Total Income from operations as reported on this schedule corresponds with the amounts reported for the respective periods on our CONSOLIDATED SUMMARY OF OPERATIONS.  See our CONSOLIDATED SUMMARY OF OPERATIONS for the additional income and expenses recorded in the determination of Net income and Earnings per share for the periods presented.

Third Quarter Ended September 30, 2003

	Western Region	Eastern Region	North Central Region	South Central Region	Managed and Other	Total

Revenues	$361,640	$214,527	$342,117	$196,129	$24,867	$1,139,280
Operating expenses	(261,392)	(131,632)	(259,395)	(156,191)	(14,206)	(822,816)
Property EBITDA	100,248	82,895	82,722	39,938	10,661	316,464
Depreciation and amortization	(28,290)	(15,075)	(21,340)	(11,645)	(3,778)	(80,128)
Operating profit	71,958	67,820	61,382	28,293	6,883	236,336
Amortization of intangible assets	(181)	—	(1,018)	—	—	(1,199)
Equity in losses of nonconsolidated affiliates	—	—	—	(37)	(521)	(558)
Project opening costs and other items	(95)	(60)	(1,325)	(1,288)	(2,470)	(5,238)
Corporate expense	—	—	—	—	(11,496)	(11,496)
Income from operations	$71,682	$67,760	$59,039	$26,968	$(7,604)	$217,845 *

Third Quarter Ended September 30, 2002

Revenues	$341,965	$225,599	$356,898	$171,827	$18,340	$1,114,629
Operating expenses	(248,893)	(135,511)	(262,158)	(136,820)	(3,580)	(786,962)
Property EBITDA	93,072	90,088	94,740	35,007	14,760	327,667
Depreciation and amortization	(28,274)	(15,860)	(18,817)	(11,617)	(3,658)	(78,226)
Operating profit	64,798	74,228	75,923	23,390	11,102	249,441
Amortization of intangible assets	(181)	—	(1,019)	—	—	(1,200)
Equity in losses of nonconsolidated affiliates	—	—	—	(66)	(453)	(519)
Project opening costs andother items	(943)	(95)	(220)	19	(2,383)	(3,622)
Corporate expense	—	—	—	—	(16,434)	(16,434)
Income from operations	$63,674	$74,133	$74,684	$23,343	$(8,168)	$227,666 *

*Total Income from operations as reported on this schedule corresponds with the amounts reported for the respective periods on our CONSOLIDATED SUMMARY OF OPERATIONS.  See our CONSOLIDATED SUMMARY OF OPERATIONS for the additional income and expenses recorded in the determination of Net income and Earnings per share for the periods presented.